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AMERICAN BANKNOTE CORPORATION
410 PARK AVENUE
NEW YORK, NEW YORK 10022-4407






Contact: Patrick J. Gentile
         Senior-Vice President-Finance
         (212) 593-5700 ext. 12                           FOR IMMEDIATE RELEASE



                        AMERICAN BANKNOTE CORPORATION
        RECEIVES CONFIRMATION OF ITS CHAPTER 11 PLAN OF REORGANIZATION
      AND ANNOUNCES APPOINTMENT OF STEVEN G. SINGER AS CHAIRMAN AND CEO

New York, December 8, 2000 - American Banknote Corporation ("ABN") announced that on November 3, 2000 the United States Bankruptcy Court for the Southern District of New York entered an order confirming ABN's Chapter 11 reorganization plan (the "Plan").

Confirmation of the Plan will allow ABN to restructure its debt and recapitalize its balance sheet by converting approximately $95 million of its debt into approximately 90% of the common equity of the reorganized company. As a result of this restructuring, ABN believes that it will have the resources it needs to pursue its future business strategies and enhance its prospects for success.

Consummation of the Plan is presently scheduled for January 17, 2001 subject to certain conditions precedent which include the resolution of pending securities actions and investigations by the Securities and Exchange Commission and the United States Attorney's office. Such conditions may be waived by ABN only with the consent of the representatives of the holders of ABN's debt and equity.

In a related move, the Board of Directors has appointed Steven G. Singer as Chairman and CEO effective as of November 21, 2000. C. Gerald Goldsmith, the former Chairman, is now Chairman Emeritus of the Board of Directors.

American Banknote Corporation is a leading global full-service provider of secure transaction solutions in carefully selected markets along three major product groups: Transaction Cards & Systems, Printing Services and Document Management, and Security Printing Solutions. A combined strategy of operating along product lines and constant expansion of its electronic transaction activities worldwide reflects the rapidly changing field of commerce.